Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Google Inc. on Form S-4 of our report dated June 27, 2008 with respect to our audit of the consolidated financial statements and schedule of On2 Technologies, Inc. as of December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm as “Experts” in such Registration Statement.

/s/ Eisner LLP
Eisner LLP
New York, New York
October 22, 2009